Exhibit (a)(5)(iii)

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



     We hereby consent to the incorporation by reference in this Combined Going-Private Transaction Statement and Issuer Tender Offer Statement on Schedule TO of our report dated May 24, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Report to Shareholders of DB Hedge Strategies Fund LLC, and our report dated May 20, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Report to Shareholders of DB Hedge Strategies Fund, LLC, both of which are incorporated by reference into the Issuer Tender Offer Statement.




/s/ PricewaterhouseCoopers LLP

New York, New York
September 26, 2005